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                                                                  Exhibit 10 (1)

                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by HYCOR BIOMEDICAL INC., a Delaware corporation ("Company"), and J. DAVID THOLEN ("Tholen").

WHEREAS, Tholen serves as the President and Chief Executive Officer of the Company pursuant to an employment agreement dated December 10, 1998;

WHEREAS, the parties hereto desire to modify the terms of the existing employment agreement between Tholen and the Company.

NOW, THEREFORE, in consideration of the promises and covenants set forth in this Agreement and for other valuable consideration, the parties agree as follows:

         Prior Agreement: This Agreement supercedes and replaces in its entirety the Employment Agreement executed December 10, 1998.

         Employment: Tholen shall be employed as President and Chief Executive Officer of the Company reporting to the Chairman, and shall faithfully and diligently perform all duties and responsibilities required of such position based upon the general direction of the Board of Directors from time to time, including service on behalf of the Company's subsidiary and affiliated companies.

         Term: This Agreement and Tholen's employment as President and Chief Executive Officer shall be for a term of two (2) years commencing on April 1, 2000 and expiring on April 1, 2002. Thereafter, the parties may renew this Agreement upon mutually agreeable terms and conditions.

         Compensation: In consideration for all services to be performed under this Agreement, Tholen shall receive the following compensation:

                  Salary: Tholen shall be paid base salary at the rate of $224,718.00 per year, subject to potential increases based upon annual performance reviews.

                  Bonus: Tholen shall annually submit, within ten (10) days prior to the commencement of a new fiscal year, a Bonus Plan to the Compensation Committee of the Board of Directors for approval, under which Tholen shall participate, based upon obtaining the agreed upon revenue, profit and stock price milestones. Nothing herein or in said plan shall constitute a guarantee of Tholen's employment by the Company, or a limitation on the Company's rights under this Agreement, or limitation on the Company's rights to amend or terminate such plan.



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                  Employee Benefit Plans: Tholen shall be entitled to
participate in all employee benefit plans, including group medical, dental, visual, and life insurance, pension, profit sharing, group and individual disability income, stock option, and other benefit plans, on terms commensurate with the benefits awarded management personnel of comparable status with the Company or any affiliate of the Company, but subject, on any termination, to
Section 5(e) below.

                  Expense Reimbursement: The Company shall reimburse Tholen for all reasonable expenses that he necessarily incurs in connection with his employment and for which he presents adequate documentation in accordance with Company policies in effect from time to time.

                  Relocation Expenses: The Company shall reimburse Tholen on a monthly basis for his monthly lease obligations (not to exceed $2,500) for a furnished apartment in Southern California for up to two (2) years provided that Tholen remains employed hereunder. In addition, the Company shall pay directly or shall reimburse Tholen for his reasonable relocation expenses upon satisfactory proof thereof, up to a maximum of $50,000 (this includes any amounts already paid or reimbursed through the execution of this Agreement).

         Termination: This Agreement and Tholen's employment are subject to immediate termination at any time as follows:

                  Death: This Agreement shall terminate immediately upon Tholen's death, in which event the Company's only obligations shall be (i) to pay all compensation owing for services rendered by Tholen prior to the date of his death; (ii) to continue paying Tholen's base salary to his estate for a period of thirty (30) days after his death; and (iii) to make periodic recoverable advances to Tholen's estate equivalent to Tholen's base salary for ninety (90) days after said thirty (30) day period has lapsed, with such advances to be repaid when insurance proceeds from a policy on Tholen's life become available.

                  Disability: In the event that Tholen is disabled from performing his assigned duties under this Agreement due to illness or injury for a period in excess of one hundred eighty (180) days, the Company may place Tholen on an unpaid leave of absence for a period not to exceed six (6) months, in which case the Company's only obligation shall be (i) to continue Tholen's group medical and life insurance for the duration of the leave; (ii) to pay the bonus, if any, that Tholen would be entitled to under the terms of the bonus plans referred to in Section 4(b) of this Agreement; and (iii) to allow Tholen to continue receiving benefits under the disability insurance and other employee benefit plans in effect at the time of his disability in accordance with the terms and conditions of such plans. The granting of a leave of absence does not guarantee that Tholen will be returned to employment, and the Company reserves the right to replace Tholen or to take other action in his absence due to business necessity.



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If Tholen is certified to return to work before his leave of absence expires, and desires to do so, the following provisions shall apply: (i) the Company will attempt to return Tholen to his same or similar position, provided this does not result in undue hardship to the Company; and (ii) if the Company is unable to reinstate Tholen because his position has been filled, then as a special severance benefit, the Company shall pay a lump-sum severance payment equal to twelve (12) months of Tholen's base salary as in effect immediately prior to the commencement of Tholen's leave of absence. If Tholen is not certified to return to work before his leave of absence expires, or does not desire to return, his employment and this Agreement shall terminate upon the expiration of his leave of absence.

                  Termination For Cause: The Company may terminate this Agreement for cause immediately upon written notice to Tholen in the event Tholen (i) in the course of his duties engages in misconduct which has a material adverse effect on the Company or its business, willfully breaches this Agreement in any material respect or consistently or habitually neglects his duties as a Company officer, or (ii) is finally convicted of a felony. In either event, the Company's sole obligation to Tholen in lieu of all claims for compensation or damages shall be to pay all compensation owing for services rendered by Tholen prior to the date of termination under this subsection.

                  Termination Without Cause: The Company in its sole discretion may terminate this Agreement without cause or prior warning immediately upon written notice to Tholen. For purposes of this Section 5(d), any resignation following a substantial reduction in Tholen's salary, benefits (including the failure of Company to include Tholen as a participant in its executive or management bonus plans), duties or responsibilities shall constitute an involuntary termination without cause. In the event of a termination under this
Section 5(d), the Company shall pay all compensation owing for services rendered by Tholen prior to the date of termination, shall pay a lump-sum severance benefit equal to (i) the number of months remaining of the term of this Agreement or (ii) twelve (12) months, whichever is less, of Tholen's base salary at the time of termination, and shall continue to provide Tholen at Company expense all medical, disability and insurance benefits available to him at the time of termination for the same number of months as used to calculate the lump-sum severance benefit. As an additional severance payment, if the Company has in effect at the time of any termination without cause under this Section 5(d) any bonus or incentive plan which provides for awards in cash and is based on the Company's revenues or results of operations for a fiscal year, Tholen shall be entitled to an amount equal to a pro rata award based on the period of the fiscal year for which he was employed if a termination under this Section 5(d) occurs after the completion of three fiscal quarters. Such severance shall be payable at the same time, and computed on the same terms, as awards under the plan in question, except for periods of service. Such payments and benefits shall not entitle Tholen to any other benefits or compensation program available to Company employees.



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                  Change In Control:

                             If the Company undergoes a change in control, and
Tholen is at such time employed by the Company, Tholen shall immediately be entitled to a payment from the Company equal to 300 percent of the sum of his current base salary and most recent bonus (the "Change Payment").

                             In the event that Tholen is terminated by the
Company within ninety (90) days before a change in control, Tholen shall receive
(i) the Change Payment, (ii) at Company expense, all medical, disability and insurance benefits available to him at the time of such termination for a period of twenty four (24) months after such termination or, if shorter, the maximum period allowed under the Company's policies as then in effect or under applicable law, (iii) acceleration of the vesting of all unvested stock options granted to Tholen under the Company's stock option or other benefit plans so that all such stock options will vest and be fully exercisable on the date of such termination, (iv) extension of the post-termination exercise period for all stock options granted to Tholen under the Company's stock option and other benefit plans so that all such stock options will be exercisable for a period of three months after the date of such termination (except that with respect to any stock options having a post-termination exercise period in excess of three months, such longer post-termination exercise period shall remain in effect), and (v) a consulting agreement that entitles him to perform services for at least three years after the change in control, at a minimum payment of $2,500 per day for a minimum of 20 days per year after the change in control, with payments to him being made at least semiannually in advance.

                             In the event that Tholen resigns or is terminated
by the Company within twenty four (24) months on or after a change in control, Tholen shall receive, in addition to the Change Payment described in Section 5(e)(1), (i) at Company expense, all medical, disability and insurance benefits available to him at the time of such termination or resignation for a period of twenty four (24) months after such termination or resignation, or, if shorter, the maximum period allowed under the Company's policies as then in effect or under applicable law, (iii) acceleration of the vesting of all unvested stock options granted to Tholen under the Company's stock option or other benefit plans so that all such stock options will vest and be fully exercisable on the date of such termination or resignation, (iv) extension of the post-termination exercise period for all stock options granted to Tholen under the Company's stock option and other benefit plans so that all such stock options will be exercisable for a period of three months after the date of such termination or resignation (except that with respect to any stock options having a post-termination exercise period in excess of three months, such longer post-termination exercise period shall remain in effect), and (v) a consulting agreement that entitles him to perform services for at least three years after the change in control, at a minimum payment of $2,500 per day for a minimum of 20 days per year after the change in control, with payments to him being made at least semiannually in advance.



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                  For purposes of this subsection, the term "change in control"
shall mean any change in control that the Company would be required to report in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the foregoing, a change in control shall also be deemed to have occurred if (i) any "person" as defined in Section 13(d) and 14(d) of the Exchange Act is or becomes, directly or indirectly, the "beneficial owner" as defined in Rule 13 (d-3) under the Exchange Act of securities of the Company which represent 25% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of said two year period constituted the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board unless the election or nomination of each new director was approved by a vote of at least two-thirds of the directors who were in office at the beginning of said two year period.

                  Tholen shall not be entitled to the benefits of this Section 5(e) if this Agreement and his employment are, prior to a Change of Control, terminated pursuant to Section 5(a), (b) or (c).

                  In consideration for the benefits related to a change in control described in this Section 5(e), Tholen agrees that upon the occurrence of a potential change in control, he will not voluntarily terminate his employment with the Company for a period of six (6) months after the potential change in control. For purposes of this Agreement, a "potential change in control" shall mean any of the following: (i) the execution of an agreement by the Company that will result in a change in control, (ii) the Company announces an intention to take action that will result in a change in control, or (iii) with respect to this Agreement, the Board of Directors of the Company declares that a potential change in control has occurred. In addition, if following a change in control any dispute arises between the Company and Tholen as to the terms or interpretation of this Agreement, including any action that Tholen may take to enforce or defend himself against the terms of this Agreement, Tholen shall be reimbursed for all costs, expenses, and attorneys' fees arising from such dispute, provided that he obtains either a final judgment or settlement substantially in his favor.

                  Company's Obligations Under This Agreement Exclusive: The benefits set forth in subsections (a) through (e) above (which benefits, in the event of termination pursuant to subsections (a), (c), (d) or (e), include payment for services rendered prior to termination as provided in such subsections), as applicable, constitute the sole obligations of the Company to Tholen upon a termination and are in lieu of any damages or other compensation that Tholen may claim under other Company policies in connection with this Agreement. The benefits on termination in this Agreement are in substitution for any severance or termination benefits otherwise available under Company policies of general application. Tholen expressly acknowledges that certain Company benefit or incentive plans provide for vesting in, or award of, benefits based on employment on or through particular dates and that nothing in this Agreement



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entitles him to partial vesting or partial awards under such plans. Any payments under Section 5(d) relating to any incentive or bonus plan are expressly acknowledged to be benefits under this Agreement and not an interpretation or modification of any such plan.

                  Resignation As Officer: In the event of any termination pursuant to this Section 5, Tholen shall be deemed to have resigned as an officer of the Company if he was serving in such capacity at the time of termination.

         Confidentiality: Tholen acknowledges and agrees that he has been and will continue to be entrusted with certain trade and proprietary information regarding the products, processes, methods of manufacture and delivery, know-how, designs, formula, work in progress, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint venturers, partners, and other affiliated persons and entities, all of which derive significant economic value from not being generally known to others outside the Company ("Confidential Information").

                  During the entire term of his employment with the Company and for two years thereafter, Tholen shall not disclose or exploit any Confidential Information except for the sole benefit of the Company or with its express written consent.

                  During the entire term of his employment by the Company and for one year thereafter, Tholen shall not directly or indirectly solicit any person or company known by Tholen to be an actual or actively sought customer of the Company or its subsidiary and affiliated companies for any business is known by Tholen to be conducted or under development by the Company, except for the sole benefit of the Company or with its express written consent.

                  During the entire term of his employment by the Company and for one year thereafter, Tholen shall not induce or attempt to induce any employee of the Company to leave the Company's employ except for the sole benefit of the Company or with its express written consent.

                  In the event any provision in this Section 6 is more restrictive than allowed by the law of any jurisdiction in which the Company seeks enforcement, such provision shall be deemed amended and shall then be fully enforceable to the extent permitted by such law.

                  Tholen acknowledges and agrees that any violation of this
Section 6 would cause immediate irreparable damage to the Company, and that it would be extremely difficult or impossible to determine the amount of damage caused to the



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Company. Tholen therefore agrees that the Company's remedies at law are inadequate, and hereby consents to issuance of a temporary restraining order, preliminary and permanent injunction, and other appropriate relief to restrain any actual or threatened violation of this Section, without limiting any remedies the Company may have at law or in equity.

         Inventions: Any and all patents, copyrights, trademarks, inventions, discoveries, developments, or trade secrets developed or perfected by Tholen during or as the result of his employment with the Company shall constitute the sole and exclusive property of the Company. Tholen shall disclose all such matters to the Company, assign all right, title and interest he may have in them, and cooperate with the Company in obtaining and perfecting any patent, copyright, trademark, or other legal protection. This Section 7 shall not apply to any invention which qualifies fully under California Labor Code Section 2870, a true copy of which is attached to this Agreement as Exhibit A.

         Conflict Of Interest: During the term of this Agreement, Tholen shall devote his time, ability, and attention to the business of the Company, and shall not accept other employment or engage in any other outside business activity which interferes with the performance of his duties and responsibilities under this Agreement or which involves actual or potential competition with the business of the Company, except with the express written consent of the Board of Directors.

         Employee Benefit Plans: All of the employee benefit plans referred to or contemplated by this Agreement shall be governed solely by the terms of the underlying plan documents and by applicable law. Nothing in this Agreement shall impair the Company's right to amend, modify, replace and terminate any and all such plans in its sole discretion as provided by law, or to terminate this Agreement in accordance with its terms. This Agreement is for the sole benefit of Tholen and the Company, and is not intended to create an employee benefit plan or to modify the term of existing plans.

         Parachute Limitation: The payments and benefits Tholen is entitled to under this Agreement and all other contracts, arrangements, or programs shall not, in the aggregate, exceed the maximum amount that may be paid to Tholen without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company's independent auditors. If Tholen's benefits must be cut back to avoid triggering such penalties, Tholen's benefits shall be cut back in the priority order designated by Tholen or, if Tholen fails promptly to designate an order, in the priority order designated by the Company. If an amount in excess of the limit set forth in this Section is paid to Tholen, Tholen must repay the excess amount to the Company upon demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B). Tholen and the Company agree reasonably to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties



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with respect to payments or benefits Tholen receives. No part of this Agreement is made in contemplation of, or anticipates any presently impending change in, ownership or control. Further, no payment to be made to Tholen in accordance with any provision of this Agreement, except Paragraph 4(e) entitled "Termination Following Change in Control," is contingent upon a change in ownership or control of the Company. This Agreement does not provide for payments to Tholen which are significantly different in amount, timing, terms, or conditions from those provided under contracts entered into by the Company and individuals performing comparable services.

         Assignment: This Agreement may not be assigned by Tholen, but may be assigned by the Company to any successor in interest to its business. In the event the Company does not survive any merger, acquisition, or other reorganization, it shall make a reasonable effort to obtain an assumption of this Agreement by the surviving entity in such merger, acquisition, or other reorganization, but the failure to obtain such assumption shall not prevent or delay such merger, acquisition, or other reorganization or relieve the Company of its other obligations under this Agreement. This Agreement shall bind and inure to the benefit of the Company's successors and assigns, as well as Tholen's heirs, executors, administrators, and legal representatives.

         Notices: All notices required by this Agreement may be delivered by first class mail at the following addresses:

                  To the Company:     Hycor Biomedical Inc.
                                         7272 Chapman Avenue
                                         Garden Grove, CA 92814-2103

                  To Tholen:          J. David Tholen
                                         7272 Chapman Avenue
                                         Garden Grove, CA 92814-2103

         Amendment: This Agreement may be modified only by written agreement signed by the party against whom any amendment is to be enforced.

         Choice Of Law: This Agreement shall be governed by the laws of the State of California.

         Partial Invalidity: In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

         Waiver: No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.



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                                       "Company"
                                       HYCOR BIOMEDICAL INC.


Dated:  April 30, 2000       By:  /s/ David A. Thompson
                                -----------------------------------
                                        Name: David A. Thompson
                                        Title: Chairman, Compensation Committee

                                        "Tholen"

                                        J. DAVID THOLEN


Dated:   April 30, 2000      /s/ J. David Tholen
                             --------------------------------------



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                                    EXHIBIT A

                       CALIFORNIA LABOR CODE SECTION 2870

                   EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RENTS

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                  (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                  (2) Result from any work performed by the employee for the employer.

     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.



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